Exhibit 99.1

CC MASTER CREDIT CARD TRUST II

Excess Spread Analysis—March 2004

Series		1996-C *
	Deal Size	$271.50 MM
	Expected Maturity	02/16/04

Yield		18.45%
Less:	Coupon	2.11%
	Servicing Fee	0.75%
	Net Credit Losses	7.55%
	Excess Spread:
	March-04	8.04%
	February-04	5.45%
	January-04	4.45%
	Three month Average Excess Spread	5.98%

	Delinquency:
	30 to 59 days	1.88%
	60 to 89 days	1.36%
	90 + days	3.19%
	Total	6.43%

	Payment Rate	13.66%